Horizon Cash Management LLC
Code of Ethics and Personal Trading Policy

Horizon expects all employees to uphold their fiduciary duty to act in the best interest of our clients. To facilitate compliance with this expectation, Horizon has established this policy which sets forth standards of conduct and personal trading guidelines for which every employee (including all officers and directors of Horizon) is expected to follow.

On an annual basis, employees are required to acknowledge they have received, read and complied with Horizon’s Compliance Policy Manual, which incorporates this policy.  Furthermore, any new Horizon employee will also be required to acknowledge s/he has read and understands this policy.

A.	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Horizon.  As a fiduciary, Horizon has a duty of utmost good faith to act solely in the best interest of each of its clients.  Clients entrust the firm with their funds, which in turn places a high standard on the conduct and integrity of Horizon employees.  This fiduciary duty compels all employees and supervised persons to act with the utmost integrity in all dealings.  This fiduciary duty is the core principle underlying this policy, and represents the expected basis of all dealings with Horizon clients.

In connection with these expectations, Horizon has established the following core principles of conduct.  While the following standards are not all-encompassing, they are consistent with Horizon’s core belief that ethical conduct is premised on the fundamental principals of openness, competence, integrity, honesty and trust.

(1)	General Core Principles

a)	The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.
b)	Employees are expected to conduct their personal securities transactions in accordance with this policy and will strive to avoid any actual or appearance of a conflict of interest.
c)
Non-public inside information shall not be used in connection with trading in personal accounts or on behalf of Horizon’s clients, including trading on non-public information related to pooled investment funds of Horizon clients.

d)	An employee will not be assigned analytical responsibility for a security when the employee has a conflict of interest (e.g., employee has an ownership interest in the security).
e)	Employees will not take inappropriate advantage of their position with the firm.
f)	Diligence and care shall be taken in maintaining and protecting nonpublic information concerning Horizon’s clients (see Horizon’s Privacy Policy and Privacy Notice).
g)
All employees are expected to comply with Horizon’s Ethics Statement and the spirit of the CFA Institute’s (f/k/a AIMR) Code of Ethics and Standards of Professional Conduct and Asset Manager Code of Professional Conduct.  Copies of these documents may be found within Horizon’s Employee Handbook.  http://companyweb/Shared Documents/Administrative

h)	Horizon will strive to foster an environment which encourages a healthy culture of compliance.

B.	Personal Conduct

Acceptance of Gifts.  Employees are prohibited from receiving any gift, gratuity, hospitality, or other offering of more than de minimus value (not to exceed $100 per gift or event and not to exceed $300 annually) from any person or entity doing business with Horizon or on behalf of Horizon or any of its clients.  All gifts are required to be reported (including events where employees have reason to believe there is a legitimate business purpose) to the President  using the “Gift
Reporting Form” located on the network at http://companyweb/Shared  Documents/Administrative/Employee Forms

(1)
Service on Company Boards.  Any employee wishing to serve as director for an outside company (public or private) must first seek the approval from the President.  In reviewing the request, the President shall consider whether the board service is consistent with the interests of the firm and its clients.

(2)
Outside Business Activities.  Any employee wishing to engage in business activities outside of Horizon’s business must seek approval from the President and if requested, provide periodic reports to the President summarizing those outside business activities.

(3)
Compliance with Federal Securities Laws.  Employees are expected to comply with federal securities laws.  Strict adherence to all Horizon’s Polices and Procedures will assist such persons in complying with this important requirement.

C.	Personal Trading Policy

(1)	Personal Trading Restrictions

a)
Employees may not acquire any securities in an initial public offering or private placement without express prior written approval from the President (the President’s pre-clearance request(s) shall be reviewed and approved by the Chief Financial Officer (“CFO”)).  Requests for approval should be submitted in writing using the IPO/Private Placement Advance Approval Form located on the network at  http://companyweb/Shared Documents/Compliance/Current Forms

b)	Employees are prohibited from investing in clients’ investment funds.
c)
Employees are required to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts.  Employees are to consult with the Trading Desk when unsure of the firm’s actual or intended trading activity.

(2)	Reporting Requirements

a)
Quarterly Reports.  Each employee is required to submit to the President a quarterly report of personal securities transactions in which the employee has a direct or indirect beneficial ownership interest.  This includes personal securities transactions of any family member living in the same household where the employee has a direct or indirect beneficial ownership interest. This report is due 30 calendar days following each calendar quarter-end, and the report must be submitted in electronic format readable by Excel.  Employees should use the Excel worksheet located at http://companyweb/Shared Documents/Compliance/Current Forms  to report security transactions.  If an employee leaves before the end of the quarter they will be asked to complete an interim quarterly transaction report.  At the end of the quarter, the President will send a letter to the Employee requesting a final quarterly transaction report.

The following securities do not require reporting:

•	Shares of registered open-end investment companies (mutual funds – excluding Exchange-Traded Funds “ETF’s”);
•	Securities purchased pursuant to an automatic investment plan so long as the investment was determined in advance of the actual trade;
•	Securities issued by the United States government; and
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and other short-term money market-type instruments.

Initial and Annual Reports. New employees are required to provide a report of all personal securities holdings to the President within 10 days upon becoming an employee of Horizon. The report should be current as of a date not more than 45 days prior to the individual becoming an employee.  Employees should use the Excel worksheet located at

In addition, all employees are required to annually provide a report of all personal securities holding to the President by the 30th calendar day following year-end.  The report must reflect holdings information as of a date not more than 45 days prior to the date the annual report is submitted.  Employees should use the Excel worksheet located at

The following securities do not require reporting:

•	Shares of registered open-end investment companies (mutual funds – excluding Exchange-Traded Funds (“ETF’s”);
•	Securities issued by the United States government; and
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and other short-term money market-type instruments.

b)	Firm Review of Personal Transaction Reports. The President will generally consider the following factors when reviewing reportable security reports:

•	Whether the amount or nature of the transaction affected the price or market for the security;
•	Whether the employee benefited from purchases or sales being made for any of its clients;
•	Whether the transaction harmed any client; and
•	Whether the transaction has the appearance of impropriety.

The CFO will review the President’s transaction and holdings report.  In no case should an employee review his/her own report.

D.	Violations

All employees are required to report promptly any violation of this policy (including the discovery of any violation committed by another employee) to the President.  Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the personal trading policy.  The President will determine whether such violations are material and, therefore, should be reported to the Committee.

All employees are encouraged to report any violation or perceived violation, and such reports made in good faith will not be viewed negatively by Horizon management, even if the reportable event, upon investigation, is determined to not be a violation of the code.

E.	Record Retention Requirements

Horizon will keep the following records regarding this Code of Ethics and Personal Trading Policy:

•	Current and historic copies of this Code of Ethics and Personal Trading Policy;
•	Employee’s written acknowledgements of receipt of the Compliance Policy Manual, which incorporates this Code of Ethics and Personal Trading Policy;
•	Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;
•	Violations of the Code of the Ethics and Personal Trading Policy, and records of action taken as a result of the violations;
•	All personal transaction reports made by employees and/or copies of brokerage confirmations and statements; and
•	Written personal security trading approvals of IPOs and private placements, including documentation of the reasons for the approval.

May 2010